EXHIBIT 11.1


                               STATEMENT REGARDING
                        COMPUTATION OF EARNINGS PER SHARE
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                             PRIMARY      FULLY DILUTED
                                                                               EPS             EPS
                                                                            ----------    -------------
Weighted average shares of Common
  Stock outstanding                                                         21,779,110      21,779,110

ESOP:
  Total ESOP shares available                                  2,642,354
  Weighted average shares committed to be released               577,801
                                                              ----------
                                                                            (2,064,553)     (2,064,553)

RRPs

  Weighted average shares not yet allocated                                    (31,284)        (31,284)
                                                                             ----------      ----------

  Total weighted average shares outstanding                                  19,683,273      19,683,273

DILUTIVE EFFECT OF STOCK OPTIONS:

  Incremental shares under treasury stock method:                              1,189,506       1,898,497
                                                                              ----------      ----------
  Total average common and common stock equivalents                           20,872,779      21,581,770

  Net Income                                                                 $36,852,864     $36,852,864
                                                                              ----------      ----------
  Earnings Per Share                                                         $  1.765595     $  1.707592
                                                                              ==========      ==========


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
               TREASURY STOCK METHOD FOR STOCK OPTIONS OUTSTANDING
                         PERIOD ENDED DECEMBER 31, 1996


                                               PRIMARY      FULLY DILUTED

Quarter ending 3/31/96                        1,405,128       1,471,700

Quarter ending 6/30/96                        1,520,651       1,552,712

Quarter ending 9/30/96                                0               0

Quarter ending 12/31/96                       1,832,246       1,898,497
                                              ---------       ---------
Total                                         4,758,025       4,922,909
                                              ---------       ---------
Average                                       1,189,506       1,230,727
                                              ---------       ---------
> Qtrly or Avg. (for fully diluted)                           1,898,497
                                                              ---------


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